CERTIFICATE OF ELIMINATION

OF

SPECIAL VOTING STOCK

OF

NEWMONT MINING CORPORATION

(Pursuant to Section 151 of the Delaware General Corporation Law)

Newmont Mining Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: Pursuant to the authority granted to and vested in the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), the Board of Directors previously adopted resolutions creating and authorizing the issuance of one share of Special Voting Stock, par value $5.00 per share (the "Special Voting Stock"), in accordance with the provisions of the Certificate of Designations governing the Special Voting Stock (the "Certificate of Designations") as filed with the Secretary of State of the State of Delaware on February 14, 2002.

SECOND: Upon consummation of the plan of reorganization of certain subsidiaries of the Corporation on December 15, 2011, the Corporation redeemed all of the issued and outstanding shares of the Special Voting Stock, and none of the authorized shares of Special Voting Stock are outstanding and none will be issued subject to the Certificate of Designations.

THIRD: The following resolutions relating to the Corporation’s Special Voting Stock were adopted pursuant to the provisions of Section 151(g) of the Delaware General Corporation Law (the “DGCL”) by the Board of Directors of the Corporation on November 30, 2011:

RESOLVED, that upon the automatic redemption of the Corporation’s existing Special Voting Share, the Authorized Officers of the Corporation are, and each of them is, directed to file with the Secretary of State of the State of Delaware a certificate, pursuant to Section 151(g) of the General Corporation Law of the State of Delaware setting forth this resolution in order to eliminate from the Corporation’s Certificate of Incorporation all matters with respect to the Special Voting Stock; and further

RESOLVED, that the Authorized Officers be, and each of them hereby is, authorized to file, execute, verify, acknowledge, and deliver for and on behalf of the Corporation, any and all notices, certificates, agreements, instruments or other documents and to perform or do or cause to be performed or done any and all such acts or things and to pay or cause to be paid all necessary fees and expenses, in each case in the name and on behalf of the Corporation, as they or any of them may deem necessary or advisable to effectuate or carry out the intent and purposes of the foregoing resolutions; and further

RESOLVED, that all actions heretofore taken by any of the directors, officers, representatives or agents of the Corporation or any of its affiliates in connection with the foregoing resolutions is hereby, ratified, confirmed and approved in all respects as the act and deed of the Corporation.

FOURTH: Pursuant to the provisions of Section 151(g) of the DGCL, all references to the Special Voting Stock in the Certificate of Incorporation of the Corporation are hereby eliminated.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by a duly authorized officer this 19th day of December, 2011.

NEWMONT MINING CORPORATION

By:	/s/ Logan Hennessey
	Name:	Logan Hennessey
	Title:	Associate General Counsel and Assistant Corporate Secretary